Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Riviera Resources, LLC:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the financial statements refers to a change in the basis of presentation for preparation on a combined basis of accounting and for the Company’s emergence from bankruptcy.

/s/ KPMG LLP

Houston, Texas

July 24, 2018